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                                                                  EXHIBIT 99.13


                                  NEWS RELEASE


                                                          FOR IMMEDIATE RELEASE


CORONA DEL MAR, CALIFORNIA ... November 18, 1996: Comprehensive Care Corporation (the "Company") announced that it has mailed an Exchange Offering Circular to holders of the $9,538,000 outstanding 7 1/2% convertible subordinated debentures of the Company (the "Debentures") in connection with an offer ("Exchange Offer") made by the Company to exchange $500 in cash plus 16 shares of the Company's common stock, plus an additional $80 in cash and eight shares of common stock for each $1,000 of outstanding principal amount of Debentures and the waiver by the Debenture holder of all interest accrued and unpaid on such principal amount as of the date of the Exchange Offer. The Company will deposit with the Exchange Agent approximately $5.5 million, representing the required maximum cash portion of the Exchange Offer.

The Company stated that the terms and conditions of the Exchange Offer are more fully described in an offering circular, copies of which may be obtained from Kerri Ruppert, Secretary, c/o Comprehensive Care Corporation, 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.

In connection with the Exchange Offer, the Company announced that it has also mailed proxy materials to its Debenture holders in connection with the solicitation of consents to, among other things, rescind the acceleration of all principal and interest due on the Debentures, and consents to waive any events of defaults and other defaults under the Debentures.

The foregoing announcement is not a solicitation of any Debenture holder to exchange any Debentures, and such Exchange Offer may only be made pursuant to the offering circular of the Company being distributed to Debenture holders.

CompCare(R) provides care and care coordination on a contractual or at-risk (managed care) basis of chronic and catastrophic disease to HMOs, hospitals, the government and corporations throughout the United States and its protectorates through its Disease State Management(SM) products.


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